EXHIBIT D-6

                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION

INTERSTATE POWER AND LIGHT COMPANY               :
                                                 :
APPLICATION PURSUANT TO SECTION 6-102(d)         :
OF THE PUBLIC UTILITIES ACT FOR AN               :          04-0063
AUTHORITY TO ISSUE LONG TERM DEBT SECURITIES     :
IN AN AGGREGATE NOT TO EXCEED $125,000,000       :
FOR THE PURPOSES OF REFUNDING OR REFINANCING     :
EVIDENCES OF SHORT-TERM DEBT.                    :


                               ORDER ON REOPENING
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By the Commission:

                                  INTRODUCTION

     On February 2, 2004, Interstate Power and Light Company ("IPL") filed a verified Informational Statement with the Illinois Commerce Commission ("Commission") pursuant to Section 6-102(d) of the Illinois Public Utilities Act ("Act"), 220 ILCS 5/1-101 et seq. IPL requested authority to issue and sell up to $125,000,000 aggregate principal amount of long-term debt securities, during the period beginning March 15, 2004 and ending June 30, 2004, with at least 90% of the proceeds to be used to repay short-term debt in the form of maturing commercial paper.

     On March 3, 2004, the Commission entered an Order authorizing IPL to issue and sell up to $125,000,000 aggregate principal amount of long-term debt, during the period beginning March 15, 2004 and ending June 30, 2004, with all proceeds to be used only for those purposes described in Findings (4) and (5) of that Order in accordance with Section 6-102(d) of the Act. The Order also required IPL to pay a fee of $7,089 as required by Section 6-108 of the Act; and to comply with Findings (4) and (5) of the Order.

     On June 18, 2004, IPL filed a verified petition requesting that the Commission reopen the proceeding and enter an Order extending the final date for the authorized period of issuance from June 30, 2004 until December 31, 2004.

     On June 23, 2004, the Commission Staff ("Staff") filed an Answer to the petition filed by IPL on June 18, 2004.


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                                                                         04-0063
                                                              Order on Reopening

               IPL'S PETITION TO REOPEN AND EXTEND ISSUANCE PERIOD

     IPL is an Iowa corporation, and a wholly owned subsidiary of Alliant Energy Corporation. IPL operates as a public utility in Illinois pursuant to the Act and as a public utility in Iowa and Minnesota. In Illinois, IPL supplies electric and gas service to customers in areas in the northwestern portion of the state.

     As noted above, on March 3, 2004, the Commission entered an Order authorizing IPL to issue and sell up to $125,000,000 aggregate principal amount of long-term debt, during the period beginning March 15, 2004 and ending June 30, 2004, as requested by IPL.

     In its petition to reopen, IPL states that it has issued $100,000,000 of the $125,000,000 in long-term debt securities authorized in the March 3, 2004 Order and that the proceeds from the offering were used to repay short-term debt incurred in connection with the construction of the Emery Generating Station ("EGS"). IPL further states, however, that it will not be able to issue the remaining $25,000,000 in long-term debt securities by June 30, 2004, as previously planned. With respect to the remaining $25,000,000, IPL requests that the Commission enter an Order extending the final date in the authorized issuance period from June 30, 2004 to December 31, 2004. IPL says it is requesting a similar extension of time with the Securities and Exchange Commission ("SEC").

     IPL further asserts that the remaining $25,000,000 is still needed to continue to repay the short-term debt incurred due to the construction of the Emery Generating Station, working capital requirements and other corporate purposes.

     IPL represents that granting this petition will allow IPL to take advantage of opportunities in the financial markets; minimize its refinancing risk and costs; and maximize its financing flexibility for the EGS. IPL also alleges that granting its petition will benefit IPL and its customers.

     According to IPL, it has already paid the fee of $7,089 in connection with this financing pursuant to Section 6-108 of the Act and has filed its First Quarterly Report with the Commission as required by the Order and 83 Ill. Adm. Code 240. IPL further states that there will be no additional fee paid by IPL under Section 6-108 of the Act that has not already been paid pursuant to the Commission Order issued March 3, 2004.

                                 STAFF'S ANSWER

     On June 23, 2004, the Commission Staff ("Staff") filed an Answer to the petition filed by IPL on June 18, 2004. Among other things, Staff's Answer identifies the provisions of the Act that remain applicable to IPL's proposal. Staff asserts, and the Commission agrees, that Section 6-101, Section 6-102(a), and Section 6-102(d) of the Act are applicable to IPL's proposal, as is 83 Ill. Adm. Code 240. Staff concurs with IPL that no additional fees are due pursuant to Section 6-108 of the Act.


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


                                                                         04-0063
                                                              Order on Reopening

     Staff also states that on or about May 3, 2004, IPL sold to underwriters 6.30% senior debentures that mature May 1, 2034, in a principal amount of $100,000,000. Staff states that IPL intends to reopen the 6.30% debentures and increase the amount of that debt issue by an incremental $25,000,000, to a total of $125,000,000. According to Staff, the incremental senior debentures would, therefore, have identical terms and conditions to the original senior debentures issued, be governed by the same documentation, and placed by the same underwriting group as the $100,000,000 debt issuance that occurred on or about May 3, 2004, which the Commission authorized and to which it assigned an identification number in its March 3, 2004, Order. Staff explains that accordingly, IPL is not seeking additional identification numbers pursuant to
Section 6-101 of the Act.

     Staff also indicates that as of June 22, 2004, IPL had outstanding commercial paper totaling $22,000,000. Staff states that the interest rate of IPL's currently outstanding commercial paper is approximately 1.10%.

     Based upon its review of IPL's petition for reopening, supplemental information provided by IPL and Article VI of the Act, Staff recommends that the Commission issue an Order, pursuant to Section 6-102(d) of the Act, authorizing the transactions described in IPL's Petition filed June 18, 2004 and identifying the applicable provisions of the Act and Administrative Code. Staff further recommends that the Commission order IPL to file reports relating to the issuance of the securities approved in this Order pursuant to 83 Ill. Adm. Code 240.

             COMMISSION'S ANALYSIS, FINDINGS AND ORDERING PARAGRAPHS

     The Commission has reviewed the record and finds that the proceeding should be reopened and that the relief requested by IPL is reasonable and should be granted on reopening. The remaining $25 million in long-term debt securities authorized in the March 3, 2004 Order is still needed to repay short-term debt. As noted above, the short-term debt to be repaid was incurred principally to finance IPL's construction program for the Emery Generating Station and to fund working capital requirements.

     The Commission believes that extending the final date of the period during which IPL may issue the remaining $25 million in long-term debt securities, from June 30, 2004 to December 31, 2004, provides IPL with the flexibility to take advantage of opportunities in the financial markets and may reduce IPL's refinancing risk and cost. Thus, extending the period to December 31, 2004 is reasonably likely to provide benefits to IPL and its customers.

     The Commission, having given due consideration to the record herein, is of the opinion and finds that:


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


                                                                         04-0063
                                                              Order on Reopening

     (1) Interstate Power and Light Company is engaged in the sale of gas and electricity to the public in portions of the State of Illinois, and is a public utility within the meaning of the Public Utilities Act;

     (2) the Commission has jurisdiction over IPL and the subject matter of this proceeding;

     (3) the recitals of fact set forth in the prefatory portion of this Order are supported by the record and are hereby adopted as findings of fact;

     (4) IPL's proposed issuance and sale of the remaining $25 million in additional long-term debt securities is reasonably required to repay or refinance short-term debt in the form of maturing commercial paper;

     (5) the final date of the period during which IPL is authorized to issue the remaining $25 million of additional long-term debt securities should be extended from June 30, 2004 to December 31, 2004;

     (6) in accordance with Section 6-101 of the Act, IPL shall, before issuance and sale of the long-term debt securities described herein, cause the following to be placed on the face of such securities as may be issued by IPL: Ill. C.C. No. 6321;

     (7) except as specifically modified herein, the terms and conditions of the Commission's March 3, 2004 Order in this proceeding are hereby affirmed and remain in effect;

     (8) IPL shall comply with the reporting requirements of 83 Ill. Adm. Code 240.

     IT IS THEREFORE ORDERED by the Commission that the instant proceeding is hereby reopened, on the Commission's own motion, pursuant to Section 200.900 of the Commission's Rules of Practice, 83 Ill. Adm. Code 200.

     IT IS FURTHER ORDERED the final date of the period in which Interstate Power and Light Company is authorized to issue the remaining $25,000,000 of long-term debt securities authorized in the Order of March 3, 2004 is hereby extended from June 30, 2004 to December 31, 2004, and that the proceeds therefrom shall be used for only those purposes described in Finding (4) above.

     IT IS FURTHER ORDERED that IPL shall comply with Findings (4) through (8) of this Order and with the terms of the Order of March 3, 2004, except as expressly modified herein.

     IT IS FURTHER ORDERED that the proceeding on reopening is deemed concluded.


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     IT IS FURTHER ORDERED that subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this Order is final; it is not subject to the Administrative Review Law.

     By order of the Commission this 29th day of June, 2004.


                                         (SIGNED) EDWARD C. HURLEY

                                                  Chairman


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